As filed with the Securities and Exchange Commission on September 10, 2010
     Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NAVIOS MARITIME ACQUISITION CORPORATION
(Exact name of registrant as specified in its charter)

Republic of Marshall Islands	6770	N/A
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Nr.)
Navios Maritime Acquisition Corporation
85 Akti Miaouli Street\Piraeus, Greece 185 38
(011) +30-210-4595000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Angeliki Frangou
Chairman and Chief Executive Officer
85 Akti Miaouli Street
Piraeus, Greece 185 38
(011) 210-4595000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to:
Todd E. Mason, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
The Chrysler Center
666 Third Avenue
New York, New York 10017
(212) 935-3000
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.
CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
	Aggregate	Registration
Title of each Class of Securities to be Registered(1)	Offering Price(2)(3)	Fee
Common Stock, $0.0001 par value per share	(4)	(4)
Preferred Stock	(4)	(4)
Warrants	(4)	(4)
Debt Securities	(4)	(4)
Total	$500,000,000	$35,650.00

(1)	There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock, such indeterminate number of warrants to purchase common stock, and such indeterminate number of debt securities as shall have an aggregate initial offering price not to exceed $500,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $500,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of common stock as may be issued upon conversion of preferred stock or pursuant to the antidilution provisions of any such securities. The securities registered also include such indeterminate amounts and numbers of common stock as may be issued upon exercise of warrants or pursuant to the antidilution provisions of any such securities. The securities registered also include such indeterminate amounts and numbers of common stock and debt securities as may be issued upon conversion of or exchange for debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities.

(2)	In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.

(3)	The proposed maximum per unit and aggregate offering prices per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(4)	Not required to be included in accordance with General Instruction II.F of Form F-3.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 2010
PROSPECTUS
NAVIOS MARITIME ACQUISITION CORPORATION
$500,000,000
COMMON STOCK
PREFERRED STOCK
WARRANTS
DEBT SECURITIES
     We may, from time to time, issue up to $500,000,000 aggregate principal amount of common stock, preferred stock, warrants and/or debt securities. We will specify in an accompanying prospectus supplement the terms of the securities. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.
     Our common stock and warrants are currently traded on the New York Stock Exchange under the symbols “NNA” and “NNA.WS” respectively, and on September 9, 2010, the last reported sales prices of our common stock and warrants were $5.67 per share and $1.31 per share, respectively. We also have a current trading market for our units. One unit consists of one share of our common stock and one warrant, with each warrant entitling the holder to purchase one share of common stock at an exercise price of $7.00. Our units also trade on the New York Stock Exchange under the symbol “NNA.U”, and the last reported sales price of the units on September 9, 2010 was $8.31 per share. Based on the closing price of $5.91 on September 3, 2010 and approximately 13,875,000 shares of common stock held by non-affiliates, the value of our public float is approximately $82.0 million.
Investing in our securities involves risks.
See “Risk Factors” on page 7.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
     This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.
THE DATE OF THIS PROSPECTUS IS                     , 2010.

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of U.S.$500,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. In any applicable prospectus supplements, we may add to, update or change any of the information contained in this prospectus.

PROSPECTUS SUMMARY
     The following is only a summary. We urge you to read the entire prospectus, including the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC. An investment in our securities involves risks. Therefore, carefully consider the information provided under the heading “Risk Factors” beginning on page 7.
Business Overview
Navios Maritime Acquisition Corporation (“Navios Acquisition” or the “Company”) is engaged in the transportation of crude oil and its related refined petroleum cargoes for major oil and oil trading companies.
We are committed to provide quality transportation services to all of our customers and to develop and maintain long-term relationships with the major charterers of tankers. Increasing global environmental concerns have created a demand in the petroleum products/crude oil seaborne transportation industry for vessels that are able to conform to the stringent environmental standards currently being imposed throughout the world.
Our Competitive Strengths
Modern, high-quality, fleet. We own a fleet of modern, high-quality tankers that are designed for enhanced safety and low operating costs. The average age of our very large crude carrier (“VLCC”) vessels is 8.6 years, in line with the industry average of 8.8 years. We own a large proportion of newbuild product and chemical tankers in our fleet. Since inception, we have committed to investments of over $1.0 billion, including investments of approximately $0.5 billion in newbuilding constructions, in order to maintain and improve the quality of our fleet. All of our vessels are of double-hull construction. We believe that owning and maintaining a modern, high quality fleet reduces off hire time and operating costs, improves safety and environmental performance and provides us with a competitive advantage in securing employment for our vessels.
Diversified fleet. Our diversified fleet, which includes VLCC, product and chemical tankers, allows us to better serve our customers’ international crude oil and petroleum product transportation needs.
Industry recognition. Navios Acquisition and its affiliates maintains relationships with and have achieved acceptance by national, major and other independent oil companies and refiners. Several of the world’s major oil companies and traders, including Formosa Petrochemical Corporation, Sinochem Group, SK Shipping, DOSCO (a wholly owned subsidiary of COSCO) are among customers of Navios Acquisition.
An experienced management team. Our management team is led by Angeliki Frangou, our Chairman and Chief Executive Officer, who has over 20 years of experience in the shipping industry. Ms. Frangou who is also the Chairman & CEO of Navios Maritime Holdings Inc. (“Navios Holdings”) and Navios Maritime Partners L.P. (“Navios Partners”) and has been a Chief Executive Officer of various shipping and finance companies in the past. Mrs. Frangou is a member of several respectable shipping committees.
Business Strategy
Navios Acquisition owns a fleet of modern crude carriers and tankers providing world-wide marine transportation services for national, major and other independent oil companies and refiners under long, medium and short-term charters. We believe that we are a safe, cost efficient operator of modern and well-maintained tankers. We also believe that these attributes, together with our strategy of proactively working towards meeting our customers’ chartering needs, has contributed to our ability to attract leading charterers as customers and to our success in obtaining charter renewals. We seek to optimize our income and adjust our exposure through actively pursuing charter opportunities be it via time charters, bareboat charters, sale and leasebacks, straight sales and purchases of vessels, newbuilding contracts and acquisitions.
We believe that the recent financial crisis and developments in the marine transportation industry, particularly in the crude oil transportation, product tanker and chemical tanker sectors have created significant opportunities to acquire vessels near historically low (inflation-adjusted) prices and employ them in a manner that will provide attractive returns on capital. We also believe that the recent financial crisis continues to adversely affect the availability of credit to shipping industry participants, creating opportunities for well-capitalized companies with committed available financing such as ours, to enter the crude oil transportation, product tanker and chemical tanker sectors at this advantageous time.

Our business strategy is to develop a world-leading operator and charterer of modern, high-quality crude carriers, product and chemical tankers. Our principal focus is the transportation of crude oil, refined petroleum products (clean and dirty) and bulk liquid chemicals. We will seek to establish a leadership position by leveraging the established reputation of Navios Holdings for maintaining high standards of performance, risk management, reliability and the safety of its crews, vessels and the environment. We are committed to creating long-term stockholder value by executing on a growth strategy designed to maximize returns in all economic cycles. We believe that acquiring vessels in the crude oil transportation, product and chemical tanker sectors will provide us with more balanced exposure to oil and commodities, and more diverse opportunities to generate revenues than would a focus on any single shipping sector.
Our business strategy is based primarily upon the following principles:
•	Capitalize on near-historic low (inflation-adjusted) vessel prices in building a fleet of high quality, modern, double-hulled tankers;

•	Strategically manage sector exposure in crude carriers, product and chemical tanker vessels;

•	Maintain an optimum charter mix;

•	Maintain a strong balance sheet and flexible capital structure;

•	Implement and sustain a competitive cost structure; and

•	Leverage the experience, brand name, global network of relationships and risk management expertise of Navios Holdings.
Capitalize on Near-Historic Low (Inflation-Adjusted) Vessel Prices
We intend to grow our fleet using Navios Holdings’ global network of relationships and long experience in the marine transportation industry, coupled with our financial resources and financing capability, to make selective acquisitions of young, high quality, modern, double-hulled vessels in the crude oil transportation, product and chemical tanker sectors. Vessel prices in these sectors have been severely affected by the continuing scarcity of debt financing available to shipping industry participants resulting from the recent worldwide financial crisis and because of the depressed charter rates for crude carriers and tankers that have persisted since the fall of 2008. We believe the most attractive opportunity in the maritime industry is acquiring modern tonnage in the crude oil transportation, product and chemical tanker sectors and that are currently at cyclically low levels.
Strategically Manage Sector Exposure
We intend to operate a fleet of crude carriers, product and chemical tankers, as we believe that operating a fleet that carries crude oil and refined petroleum products (clean and dirty) and bulk liquid chemicals provides us with diverse opportunities with a range of producers and consumers. As we grow our fleet, we expect to adjust our relative emphasis among the crude oil transportation, product and chemical tanker sectors over time according to our view of the relative opportunities in these sectors. We believe that having a mixed fleet of crude carriers, product and chemical tankers will give us the flexibility to adapt to changing market conditions, to capitalize on sector-specific opportunities and to manage our business successfully throughout varying economic cycles.
Maintain Optimum Charter Mix
Depending on market conditions, we intend to deploy our vessels to leading charterers on a mix of short, medium and long-term time charters, including spot charters. We believe that this chartering strategy will afford us opportunities to capture increased profits during strong charter markets, while benefiting from the relatively stable cash flows and high utilization rates associated with longer term time charters. We will also seek profit sharing arrangements in our long-term time charters, to provide us with potential incremental revenue above the contracted minimum charter rates in the event of a strong spot market. We initially intend to limit the duration of the charters for the newbuilding product and chemical tankers we expect to acquire, as we believe this will give us the flexibility to take advantage of rising charter rates if the charter markets improve as the global economy strengthens.
Maintain a Strong Balance Sheet and Flexible Capital Structure
We believe our strong balance sheet and relationships with commercial and other banks provide significant financial flexibility. We have been able to fund approximately 77% of our total investments through favorable long-term financing. This financial flexibility permits us to pursue attractive business opportunities. The $1,044.7 million investments will be financed with: (i) $724.3 million term loan facilities, (ii) an $80.0 million revolver facility, (iii) a $40.0 million short-term loan from Navios Holdings, (iv) $11.0 million by issuing Navios Acquisition common shares and (v) $189.4 million in cash.

Implement and Sustain a Competitive Cost Structure
Pursuant to the Management Agreement and Administrative Services Agreement (as more fully described below under “Navios Acquisition Management and Operations After the Business Combination”), a subsidiary of Navios Holdings will coordinate and oversee the commercial, technical and administrative management of our fleet. We believe that such subsidiary of Navios Holdings will be able to do so at rates competitive with those that would be available to us through independent vessel management companies. We believe this external management arrangement will enhance the scalability of our business by allowing us to grow our fleet without incurring significant additional overhead costs. We believe that we will be able to leverage the economies of scale of Navios Holdings and manage operating and maintenance costs. At the same time, we believe the young age and high quality of the vessels in our fleet, coupled with Navios Holdings’ safety and environmental record, will position us favorably within the crude oil transportation, product and chemical tanker sectors with our customers and for future business opportunities.
Leverage Navios Holdings’ Experience, Brand, Network and Risk Management Expertise, Experience and Relationships
We intend to capitalize on the global network of relationships that Navios Holdings has developed during its long history of investing and operating in the marine transportation industry. This includes decades-long relationships with leading charterers, financing sources and key shipping industry players. When charter markets and vessel prices are depressed and vessel financing is difficult to obtain, as is currently the case, we believe the relationships and experience of Navios Holdings and its management enhances our ability to acquire young, technically advanced vessels at cyclically low prices and employ them under attractive charters with leading charterers. Navios Holdings’ long involvement and reputation for reliability in the Asia Pacific region have also allowed it to develop privileged relationships with many of the largest institutions in Asia. Through these institutional relationships, Navios Holdings has obtained relatively low-cost, long-term charter-in deals, with options to extend time charters and options to purchase the majority of the vessels. Through its established reputation and relationships, Navios Holdings has had access to opportunities not readily available to most other industry participants that lack Navios Holdings’ brand recognition, credibility and track record.
Access to Attractive Debt Financing
We believe that our relationship with Navios Holdings will enable us to access favorable debt financing, as evidenced by the Credit Agreements, which contain favorable features, including:
Advanced Rate
•	77% financing of our investments since inception;
Interest Rate
•	weighted average margin of term loans of 2.78%;
Favorable Amortization
•	weighted average amortization profile of term loans of 13 years;
Favorable Covenants
•	financial covenants generally inapplicable until after delivery of the vessels;

•	ability to distribute up to 50% of net profits; and

•	no negative covenants restricting the incurrence of additional debt or preventing us from acquiring additional vessels.
In addition to the above, Navios Acquisition has available: (i) a two-year, $80.0 million revolving credit facility for general corporate purposes, repayable in March 2012 (with available one-year extensions); and (ii) a short-term loan of $40.0 million from Navios Holdings which has a margin of 3.0% and matures on April 1, 2012.
See the section entitled “Risk Factors” beginning on page 7 for a discussion of risks associated with our debt financing.
Benefit from Navios Holdings’ Leading Risk Management Practices
Risk management requires the balancing of a number of factors in a cyclical and potentially volatile environment. Fundamentally, the challenge is to appropriately allocate capital to competing opportunities of owning or chartering vessels. In part, this requires a view of the overall health of the market, as well as an understanding of capital costs and returns. Navios Holdings actively engages in assessing financial and other risks associated with fluctuating market rates, fuel prices, credit risks, interest rates and foreign exchange rates.
Navios Holdings closely monitors credit exposure to charterers and other counterparties. Navios Holdings has established policies designed to ensure that contracts are entered into with counterparties that have appropriate credit history. Counterparties and cash transactions are limited to high-credit, quality-collateralized corporations and financial institutions. Navios Holdings has strict guidelines and policies that are designed to limit the amount of credit exposure. Most importantly, Navios Holdings has insured its charter-out contracts through a “AA+” rated governmental agency of a European Union member state, which provides that if the charterer goes into payment default, the insurer will reimburse us for the charter payments under the terms of the policy for the remaining term of the charter-out contract (subject to applicable deductibles and other customary limitations for insurance). Navios Acquisition will benefit from these established policies, as well as seek to benefit from the credit risk insurance available to Navios Holdings, although no assurance can be provided that it will so qualify.
Although there has been a trend towards consolidation over the past 15 years, the tanker market remains fragmented. We intend to use our strong operational cash flow together with our available financing to continue the consolidation of the tanker market. We always look opportunistically for attractive investments and acquisitions and will finance such investments through a combination of debt and equity. Our role in the consolidation of the tanker market may include the acquisition of new vessels and second-hand vessels and we may also engage in business acquisitions and strategic transactions such as marketing joint ventures. In the ordinary course of our business, we engage in the evaluation of potential candidates for acquisitions and strategic transactions.

RISK FACTORS
     The following factors should be considered carefully in evaluating whether to purchase our securities. These factors should be considered in conjunction with any other information included or incorporated by reference herein or which may be provided supplementally with this prospectus, including in conjunction with forward-looking statements made herein. See “Where You Can Find Additional Information” on page 55.
Risk Factors Relating to Our Business

We have no significant operating history. Accordingly, you will not have any basis on which to evaluate our ability to achieve our business objectives.

We are a company with minimal operating results to date other than completing our initial public offering and the vessel acquisitions described elsewhere herein. Since we do not have a lengthy operating history except for the historical financial statements of the VLCC fleet recently acquired, you will have no basis upon which to evaluate our ability to achieve our business objectives. Accordingly, our financial statements do not provide a meaningful basis for you to evaluate our operations and ability to be profitable in the future. We cannot assure you that we will be able to implement our business strategy and thus we may not be profitable in the future.

Delays in deliveries of our newbuild vessels, or our decision to cancel, or our inability to otherwise complete the acquisitions of any newbuildings we may decide to acquire in the future, could harm our operating results and lead to the termination of any related charters.

The vessels purchased pursuant to our previous acquisition agreements, as well as any newbuildings we may contract to acquire or order in the future, could be delayed, not completed or canceled, which would delay or eliminate our expected receipt of revenues under any charters for such vessels. The shipbuilder or third party seller could fail to deliver the newbuilding vessel or any other vessels we acquire or order as may be agreed, or Navios Holdings, or relevant third party, could cancel a purchase or a newbuilding contract because the shipbuilder has not met its obligations, including its obligation to maintain agreed refund guarantees in place for our benefit. For prolonged delays, the customer may terminate the time charter.

Our receipt of newbuildings could be delayed, canceled, or otherwise not completed because of:

•	quality or engineering problems;

•	changes in governmental regulations or maritime self-regulatory organization standards;

•	work stoppages or other labor disturbances at the shipyard;

•	bankruptcy or other financial or liquidity problems of the shipbuilder;

•	a backlog of orders at the shipyard;

•	political or economic disturbances in the country or region where the vessel is being built;

•	weather interference or catastrophic event, such as a major earthquake or fire;

•	the shipbuilder failing to deliver the vessel in accordance with our vessel specifications;

•	our requests for changes to the original vessel specifications;

•	shortages of or delays in the receipt of necessary construction materials, such as steel;

•	our inability to finance the purchase of the vessel;

•	a deterioration in Navios Holdings’ relations with the relevant shipbuilder; or

•	our inability to obtain requisite permits or approvals.

If delivery of our newbuild vessel, or any vessel we contract to acquire in the future is materially delayed, it could adversely affect our results of operations and financial condition and our ability to make cash distributions.

If we fail to manage our planned growth properly, we may not be able to expand our fleet successfully, which may adversely affect our overall financial position.

While we have no immediate plans to expand our fleet, we do intend to continue to expand our fleet in the future. Our growth will depend on:

•	locating and acquiring suitable vessels;

•	identifying and consummating acquisitions or joint ventures;

•	identifying reputable shipyards with available capacity and contracting with them for the construction of new vessels;

•	integrating any acquired vessels successfully with our existing operations;

•	enhancing our customer base;

•	managing our expansion; and

•	obtaining required financing, which could include debt, equity or combinations thereof.

Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty experienced in obtaining additional qualified personnel and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. We have not identified expansion opportunities. The nature and timing of any such expansion is uncertain. We may not be successful in growing and may incur significant expenses and losses.

Industry Risk Factors Relating to Navios Acquisition

The cyclical nature of the tanker industry may lead to volatility in charter rates and vessel values, which could adversely affect our future earnings.

Oil has been one of the world’s primary energy sources for a number of decades. The global economic growth of previous years had a significant impact on the demand for oil and subsequently on the oil trade and shipping demand. However, during the second half of 2008 and throughout 2009, the world’s economies experienced a major economic slowdown with effects that are ongoing, the duration of which is very difficult to forecast and which has, and is expected to continue to have, a significant impact on world trade, including the oil trade. If the tanker market, which has historically been cyclical, is depressed in the future, our earnings and available cash flow may be materially adversely affected. Our ability to employ our vessels profitably, will depend upon, among other things, economic conditions in the tanker market. Fluctuations in charter rates and tanker values result from changes in the supply and demand for tanker capacity and changes in the supply and demand for liquid cargoes, including petroleum and petroleum products.

Historically, the crude oil markets have been volatile as a result of the many conditions and events that can affect the price, demand, production and transport of oil, including competition from alternative energy sources. Decreased demand for oil transportation may have a material adverse effect on our revenues, cash flows and profitability. The factors affecting the supply and demand for tankers are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable. The current global financial crisis has intensified this unpredictability.

The factors that influence demand for tanker capacity include:

•	demand for and supply of liquid cargoes, including petroleum and petroleum products;

•	waiting days in ports;

•	regional availability of petroleum refining capacity;

•	environmental and other regulatory developments;

•	global and regional economic conditions;

•	the distance chemicals, petroleum and petroleum products are to be moved by sea;

•	changes in seaborne and other transportation patterns; and

•	competition from alternative sources of energy.

The factors that influence the supply of tanker capacity include:

•	the number of newbuilding deliveries;

•	the scrapping rate of older vessels;

•	conversion of tankers to other uses;

•	the phasing out of single-hull tankers due to legislation and environmental concerns;

•	the price of steel;

•	the number of vessels that are out of service; and

•	environmental concerns and regulations.

Furthermore, the extension of refinery capacity in India and the Middle East up to 2011 is expected to exceed the immediate consumption in these areas, and an increase in exports of refined oil products is expected as a result. Historically, the tanker markets have been volatile as a result of the many conditions and factors that can affect the price, supply and demand for tanker capacity. The recent global economic crisis may further reduce demand for transportation of oil over long distances and supply of tankers that carry oil, which may materially affect our future revenues, profitability and cash flows.

We believe that the current order book for tanker vessels represents a significant percentage of the existing fleet. An over-supply of tanker capacity may result in a reduction of charter hire rates. If a reduction in charter rates occurs, we may only be able to charter our vessels at unprofitable rates or we may not be able to charter these vessels at all, which could lead to a material adverse effect on our results of operations.

Charter rates in the crude oil, product and chemical tanker sectors of the seaborne transportation industry in which we operate have significantly declined from historically high levels in 2008 and may remain depressed or decline further in the future, which, may adversely affect our earnings and ability to pay dividends.

Charter rates in the crude oil, product and chemical tanker sectors have significantly declined from historically high levels in 2008 and may remain depressed or decline further. For example, the Baltic Dirty Tanker Index declined from a high of 2,347 in July 2008 to 655 in mid-November 2009, which represents a decline of approximately 72%. It has traded in that range since and stands at 690 as of early September 2010. The Baltic Clean Tanker Index has fallen from 1,509 in the early summer of 2008 to 457 in mid-November 2009, or approximately 70%. It has since rallied to 656 as of early September 2010. Of note is that Chinese imports of crude oil have steadily increased from 3 million barrels per day in 2008 to about 5 million barrels per day in August 2010. If the tanker sector of the seaborne transportation industry, which has been highly cyclical, is depressed in the future at a time when we may want to sell a vessel, our earnings and available cash flow may be adversely affected. We cannot assure you that we will be able to successfully charter our vessels in the future at rates sufficient to allow us to operate our business profitably, to meet our obligations, including payment of debt service to our Lenders, or to pay dividends to our stockholders. Our ability to renew the charters on vessels that we may acquire in the future, the charter rates payable under any replacement charters and vessel values will depend upon, among other things, economic conditions in the sector in which our vessels operate at that time, changes in the supply and demand for vessel capacity and changes in the supply and demand for the seaborne transportation of energy resources and commodities.

Spot market rates for tanker vessels are highly volatile and are currently at relatively low levels historically and may further decrease in the future, which may adversely affect our earnings and ability to make cash distributions in the event that our vessels are chartered in the spot market.

We intend to deploy at least some of our vessels in the spot market. Although spot chartering is common in the product and chemical tanker sectors, product and chemical tanker charter hire rates are highly volatile and may fluctuate significantly based upon demand for seaborne transportation of crude oil and oil products and chemicals, as well as tanker supply. The world oil demand is influenced by many factors, including international economic activity; geographic changes in oil production, processing, and consumption; oil price levels; inventory policies of the major oil and oil trading companies; and strategic inventory policies of countries such as the United States and China. The successful operation of our vessels in the spot charter market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. Furthermore, as charter rates for spot charters are fixed for a single voyage that may last up to several weeks, during periods in which spot charter rates are rising, we will generally experience delays in realizing the benefits from such increases.

The spot market is highly volatile, and, in the past, there have been periods when spot rates have declined below the operating cost of vessels. Currently, charter hire rates are at relatively low rates historically and there is no assurance that the crude oil, product and chemical tanker charter market will recover over the next several months or will not continue to decline further.
Any decrease in shipments of crude oil from the Arabian Gulf or West Africa may adversely affect our financial performance.
     The demand for VLCC oil tankers derives primarily from demand for Arabian Gulf and West African crude oil, which, in turn, primarily depends on the economies of the world’s industrial countries and competition from alternative energy sources. A wide range of economic, social and other factors can significantly affect the strength of the world’s industrial economies and their demand for Arabian Gulf and West African crude oil.
     Among the factors that could lead to a decrease in demand for exported Arabian Gulf and West African crude oil are:
•	increased use of existing and future crude oil pipelines in the Arabian Gulf or West African regions;

•	a decision by OPEC to increase its crude oil prices or to further decrease or limit their crude oil production;

•	armed conflict or acts of piracy in the Arabian Gulf or West Africa and political or other factors;

•	increased oil production in other regions, such as Russia and Latin America; and

•	the development and the relative costs of nuclear power, natural gas, coal and other alternative sources of energy.
     Any significant decrease in shipments of crude oil from the Arabian Gulf or West Africa may materially adversely affect our financial performance.

Two of the vessels we acquired in our initial vessel acquisition and six of the VLCC vessels are secondhand vessels and we may acquire more secondhand vessels in the future. The acquisition and operation of such vessels may result in increased operating costs and vessel off-hire, which could adversely affect our earnings.

Two of the LR1 product tanker vessels and six of the VLCC vessels we recently acquired are secondhand vessels, and we may acquire more secondhand vessels in the future. Our inspection of secondhand vessels prior to purchase does not provide us with the same knowledge about their condition and cost of any required or anticipated repairs that we would have had if these vessels had been built for and operated exclusively by us. Generally, we will not receive the benefit of warranties on secondhand vessels.

In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.

Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

Although we have considered the age and condition of the vessels in budgeting for operating, insurance and maintenance costs, we may encounter higher operating and maintenance costs due to the age and condition of these vessels, or any additional vessels we acquire in the future.

Our growth depends on continued growth in demand for crude oil, refined petroleum products (clean and dirty) and bulk liquid chemicals and the continued demand for seaborne transportation of such cargoes.

Our growth strategy focuses on expansion in the crude oil, product and chemical tanker sectors. Accordingly, our growth depends on continued growth in world and regional demand for crude oil, refined petroleum (clean and dirty) products and bulk liquid chemicals and the transportation of such cargoes by sea, which could be negatively affected by a number of factors, including:

•	the economic and financial developments globally, including actual and projected global economic growth;

•	fluctuations in the actual or projected price of crude oil, refined petroleum (clean and dirty) products or bulk liquid chemicals;

•	refining capacity and its geographical location;

•	increases in the production of oil in areas linked by pipelines to consuming areas, the extension of existing, or the development of new, pipeline systems in markets we may serve, or the conversion of existing non-oil pipelines to oil pipelines in those markets;

•	decreases in the consumption of oil due to increases in its price relative to other energy sources, other factors making consumption of oil less attractive or energy conservation measures;

•	availability of new, alternative energy sources; and

•	negative or deteriorating global or regional economic or political conditions, particularly in oil-consuming regions, which could reduce energy consumption or its growth.

The refining and chemical industries may respond to the economic downturn and demand weakness by reducing operating rates and by reducing or cancelling certain investment expansion plans, including plans for additional refining capacity, in the case of the refining industry. Continued reduced demand for refined petroleum (clean and dirty) products and bulk liquid chemicals and the shipping of such cargoes or the increased availability of pipelines used to transport refined petroleum (clean and dirty) products, would have a material adverse effect on our future growth and could harm our business, results of operations and financial condition.

Our growth depends on our ability to obtain customers, for which we face substantial competition.

Medium- to long-term time charters and bareboat charters have the potential to provide income at pre-determined rates over more extended periods of time. However, the process for obtaining longer term time charters and bareboat charters is highly competitive and generally involves a lengthy, intensive and continuous screening and vetting process and the submission of competitive bids that often extends for several months. In addition to the quality, age and suitability of the vessel, longer term shipping contracts tend to be awarded based upon a variety of other factors relating to the vessel operator.

In addition to having to meet the stringent requirements set out by charterers, it is likely that we will also face substantial competition from a number of competitors who may have greater financial resources, stronger reputation or experience than we do when we try to recharter our vessels. It is also likely that we will face increased numbers of competitors entering into the product and chemical tanker sectors, including in the ice class sector. Increased competition may cause greater price competition, especially for medium- to long-term charters.

As a result of these factors, we may be unable to obtain customers for medium- to long-term time charters or bareboat charters on a profitable basis, if at all. Even if we are successful in employing our vessels under longer term time charters or bareboat charters, our vessels will not be available for trading in the spot market during an upturn in the product and chemical tanker market cycle, when spot trading may be more profitable. If we cannot successfully employ our vessels in profitable time charters our results of operations and operating cash flow could be adversely affected.

Vessel values have decreased significantly, and may remain at these depressed levels, or decrease further, and over time may fluctuate substantially. Depressed vessel values could cause us to incur impairment charges.

Due to the sharp decline in world trade and tanker charter rates, the market values of our contracted newbuildings and of tankers generally, are currently significantly lower than prior to the downturn in the second half of 2008. Vessel values may remain at current low, or lower, levels for a prolonged period of time and can fluctuate substantially over time due to a number of different factors, including:

•	prevailing level of charter rates;

•	general economic and market conditions affecting the shipping industry;

•	competition from other shipping companies;

•	types and sizes of vessels;

•	supply and demand for vessels;

•	other modes of transportation;

•	cost of newbuildings;

•	governmental or other regulations; and

•	technological advances.
          If the market value of our vessels decreases, we may breach some of the covenants contained in the financing agreements relating to our indebtedness at the time. If we breach any such covenants in the future and we are unable to remedy the relevant breach, our lenders could accelerate our debt and foreclose on our vessels. In addition, if the book value of a vessel is impaired due to unfavorable market conditions, we would incur a loss that could have a material adverse effect on our business, financial condition and results of operations.

In addition, as vessels grow older, they generally decline in value. We will review our vessels for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. We review certain indicators of potential impairment, such as undiscounted projected operating cash flows expected from the future operation of the vessels, which can be volatile for vessels employed on short-term charters or in the spot market. Any impairment charges incurred as a result of declines in charter rates would negatively affect our financial condition and results of operations. In addition, if we sell any vessel at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our financial statements, the sale may be at less than the vessel’s carrying amount on our financial statements, resulting in a loss and a reduction in earnings.

Rising fuel prices may adversely affect our profits.

The cost of fuel is a significant factor in negotiating charter rates. As a result, an increase in the price of fuel beyond our expectations may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil, actions by members of the Organization of the Petroleum Exporting Countries and other oil and gas producers, war, terrorism and unrest in oil producing countries and regions, regional production patterns and environmental concerns and regulations.

The crude oil, product and chemical tanker sectors are subject to seasonal fluctuations in demand and, therefore, may cause volatility in our operating results.

The crude oil, product and chemical tanker sectors of the shipping industry have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter-to-quarter volatility in our operating results. The product and chemical tanker markets are typically stronger in the fall and winter months in anticipation of increased consumption of oil and natural gas in the northern hemisphere. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. As a result, revenues are typically weaker during the fiscal quarters ended June 30 and September 30, and, conversely, typically stronger in fiscal quarters ended December 31 and March 31. Our operating results, therefore, may be subject to seasonal fluctuations.

The current global economic downturn may negatively impact our business.

In recent years, there has been a significant adverse shift in the global economy, with operating businesses facing tightening credit, weakening demand for goods and services, deteriorating international liquidity conditions, and declining markets. Lower demand for tanker cargoes as well as diminished trade credit available for the delivery of such cargoes may create downward pressure on charter rates. If the current global economic environment persists or worsens, we may be negatively affected in the following ways:

•	We may not be able to employ our vessels at charter rates as favorable to us as historical rates or operate such vessels profitably.

•	The market value of our vessels could decrease significantly, which may cause us to recognize losses if any of our vessels are sold or if their values are impaired. In addition, such a decline in the market value of our vessels could prevent us from borrowing under our credit facilitates or trigger a default under one of their covenants.

•	Charterers could have difficulty meeting their payment obligations to us.

If the contraction of the global credit markets and the resulting volatility in the financial markets continues or worsens that could have a material adverse impact on our results of operations, financial condition and cash flows, and could cause the market price of our common stock to decline.

The employment of our vessels could be adversely affected by an inability to clear the oil majors’ risk assessment process.

The shipping industry, and especially the shipment of crude oil, refined petroleum products (clean and dirty) and bulk liquid chemicals, has been, and will remain, heavily regulated. The so called “oil majors” companies, together with a number of commodities traders, represent a significant percentage of the production, trading and shipping logistics (terminals) of crude oil and refined products worldwide. Concerns for the environment have led the oil majors to develop and implement a strict ongoing due diligence process when selecting their commercial partners. This vetting process has evolved into a sophisticated and comprehensive risk assessment of both the vessel operator and the vessel, including physical ship inspections, completion of vessel inspection questionnaires performed by accredited inspectors and the production of comprehensive risk assessment reports. In the case of term charter relationships, additional factors are considered when awarding such contracts, including:

•	office assessments and audits of the vessel operator;

•	the operator’s environmental, health and safety record;

•	compliance with the standards of the International Maritime Organization (the “IMO”), a United Nations agency that issues international trade standards for shipping;

•	compliance with heightened industry standards that have been set by several oil companies;

•	shipping industry relationships, reputation for customer service, technical and operating expertise;

•	shipping experience and quality of ship operations, including cost-effectiveness;

•	quality, experience and technical capability of crews;

•	the ability to finance vessels at competitive rates and overall financial stability;

•	relationships with shipyards and the ability to obtain suitable berths;

•	construction management experience, including the ability to procure on-time delivery of new vessels according to customer specifications;

•	willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

•	competitiveness of the bid in terms of overall price.
Under the terms of our charter agreements, our charterers require that these vessels and the technical manager are vetted and approved to transport oil products by multiple oil majors. Our failure to maintain any of the acquired vessels to the standards required by the oil majors could put us in breach of the applicable charter agreement and lead to termination of such agreement, and could give rise to impairment in the value of the acquired vessels.

Should we not be able to successfully clear the oil majors’ risk assessment processes on an ongoing basis, the future employment of our vessels, as well as our ability to obtain charterers, whether medium- or long-term, could be adversely affected. Such a situation may lead to the oil majors’ terminating existing charters and refusing to use our vessels in the future, which would adversely affect our results of operations and cash flows.

Charterers may terminate or default on their obligations to us, which could adversely affect our results of operations and cash flow.

Even after a charter contract is entered, charterers may terminate charters early under certain circumstances. The events or occurrences that will cause a charter to terminate or give the charterer the option to terminate the charter generally include a total or constructive total loss of the related vessel, the requisition for hire of the related vessel or the failure of the related vessel to meet specified performance criteria. In addition, the ability of a charterer to perform its obligations under a charter will depend on a number of factors that are beyond our control. These factors may include general economic conditions, the condition of the product and chemical tanker sectors of the shipping industry, the charter rates received for specific types of vessels and various operating expenses. We intend to purchase credit default insurance against our charterers; however, there can be no assurance that such insurance will be available at commercially reasonable rates or at all. The costs and delays associated with the default by a charterer of a vessel may be considerable and may adversely affect our business, results of operations, cash flows and financial condition and our ability to pay dividends.

We cannot predict whether our charterers will, upon the expiration of their charters, re-charter our vessels on favorable terms or at all. If our charterers decide not to re-charter our vessels, we may not be able to re-charter them on terms similar to our current charters or at all. In the future, we may also employ our vessels on the spot charter market, which is subject to greater rate fluctuation than the time charter market.

If we receive lower charter rates under replacement charters or are unable to re-charter all of our vessels, our results of operations and financial condition could be materially adversely affected.

If we experienced a catastrophic loss and our insurance is not adequate to cover such loss, it could lower our profitability and be detrimental to operations.

The ownership and operation of vessels in international trade is affected by a number of inherent risks, including mechanical failure, personal injury, vessel and cargo loss or damage, business interruption due to political conditions in foreign countries, hostilities, piracy, terrorism, labor strikes and/or boycotts adverse weather conditions and catastrophic marine disaster, including environmental accidents and collisions. All of these risks could result in liability, loss of revenues, increased costs and loss of reputation. We intend to maintain insurance, consistent with industry standards, against these risks on any vessels and other business assets we may acquire upon consummation of the vessel acquisition. However, we cannot assure you that we will be able to insure against all risks adequately, that any particular claim will be paid out of our insurance, or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future. Our insurers will also require us to pay certain deductible amounts, before they will pay claims, and insurance policies may contain limitations and exclusions, which, although we believe will be standard for the shipping industry, may nevertheless increase our costs and lower our profitability. Additionally, any increase in environmental and other regulations may also result in increased costs for, or the lack of availability of, insurance against the risks of environmental damage, pollution and other claims for damages that may be asserted against us. A catastrophic oil spill or marine disaster could exceed our insurance coverage. Our inability to obtain insurance sufficient to cover potential claims or the failure of insurers to pay any significant claims, could lower our profitability and be detrimental to our operations.

Furthermore, even if insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement ship in the event of a loss. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. In addition, our protection and indemnity associations may not have enough resources to cover claims made against them. Our payment of these calls could result in significant expenses to us which could reduce our cash flows and place strains on our liquidity and capital resources.

We are subject to various laws, regulations and conventions, including environmental laws, that could require significant expenditures both to maintain compliance with such laws and to pay for any uninsured environmental liabilities resulting from a spill or other environmental disaster.

The shipping business and vessel operation are materially affected by government regulation in the form of international conventions, national, state and local laws, and regulations in force in the jurisdictions in which vessels operate, as well as in the country or countries of their registration. Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations, or the impact thereof on the fair market price or useful life of our vessels. Changes in governmental regulations, safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations and customer requirements or competition, may require us to make capital and other expenditures. In order to satisfy any such requirements we may be required to take any of our vessels out of service for extended periods of time, with corresponding losses of revenues. In the future, market conditions may not justify these expenditures or enable us to operate our vessels profitably, particularly older vessels, during the remainder of their economic lives. This could lead to significant asset write-downs.

Additional conventions, laws and regulations may be adopted that could limit our ability to do business, require capital expenditures or otherwise increase our cost of doing business, which may materially adversely affect our operations, as well as the shipping industry generally. For example, in various jurisdictions legislation has been enacted, or is under consideration, that would impose more stringent requirements on air pollution and other ship emissions, including emissions of greenhouse gases and ballast water discharged from vessels. We would be required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our operations.

The operation of vessels is also affected by the requirements set forth in the International Safety Management (ISM) Code. The ISM Code requires shipowners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe vessel operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels, and may result in a denial of access to, or detention in, certain ports. We anticipate that each of the vessels in our owned fleet will be ISM Code-certified. However, there can be no assurance that such certification will be secured or, if secured, maintained indefinitely.

For all vessels, including those operated under our fleet, at present, international liability for oil pollution is governed by the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention. In 2001, the IMO adopted the Bunker Convention, which imposes strict liability on shipowners for pollution damage and response costs incurred in contracting states as a result of caused by discharges, or threatened discharges of bunker oil from all classes of ships. The Bunker Convention also requires registered owners of ships over a certain size to maintain insurance to cover their liability for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims 1976, as amended, or the 1976 Convention). The Bunker Convention became effective in contracting states on November 21, 2008 and by early 2010 it was in effect in 47 states. In non-contracting states, liability for such bunker oil pollution typically is determined by the national or other domestic laws in the jurisdiction where the spillage occurs.

We operate a fleet of product and chemical tankers, which in certain circumstances may be subject to national and international laws governing pollution from such vessels. When a tanker is carrying a cargo of “persistent oil” as defined by the Civil Liability Convention 1992 (CLC) her owner bears strict liability for any pollution damage caused in a contracting state by an escape or discharge from her cargo or from her bunker tanks. This liability is subject to a financial limit calculated by reference to the tonnage of the ship, and the right to limit liability may be lost if the spill is caused by the shipowner’s intentional or reckless conduct. Liability may also be incurred under CLC for a bunker spill from the vessel even when she is not carrying such a cargo, but is in ballast.

When a tanker is carrying clean oil products that do not constitute “persistent oil” for the purposes of CLC, liability for any pollution damage will generally fall outside the Bunker Convention and will depend on national or other domestic laws in the jurisdiction where the spillage occurs. The same applies to any pollution from the vessel in a jurisdiction which is not a party to the Bunker Convention. The CLC applies in over 100 states around the world, but it does not apply in the United States, where the corresponding liability laws are noted for being particularly stringent.

Environmental legislation in the United States merits particular mention as it is in many respects more onerous than international laws, representing a high-water mark of regulation with which ship owners and operators must comply, and of liability likely to be incurred in the event of non-compliance or an incident causing pollution. Such regulation may become even stricter if laws are changed as a result of the May 2010 oil spill in the Gulf of Mexico. Additionally, pursuant to the federal laws, each state may enact more stringent regulations, thus subjecting ship owners to dual liability. Notably, California has adopted regulations that parallel most, if not all of the federal regulations explained below. We intend to comply with all applicable state regulations in the ports where our vessels call.

In the United States, the Oil Pollution Act of 1990, or OPA, establishes an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills, including cargo or bunker oil spills from tankers. The OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States’ territorial sea and its 200 nautical mile exclusive economic zone. Under the OPA, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or substantial threats of discharges, of oil from their vessels. In addition to potential liability under the OPA as the relevant federal legislation, vessel owners may in some instances incur liability on an even more stringent basis under state law in the particular state where the spillage occurred. For example, California regulates oil spills pursuant to California Government Code section 8670 et seq. These regulations prohibit the discharge of oil, require an oil contingency plan be filed with the state, require that the ship owner contract with an oil response organization and require a valid certificated of financial responsibility, all prior to the vessel entering state waters.

Outside of the United States, other national laws generally provide for the owner to bear strict liability for pollution, subject to a right to limit liability under applicable national or international regimes for limitation of liability. The most widely applicable international regime limiting maritime pollution liability is the 1976 Convention referred to above. Rights to limit liability under the 1976 Convention are forfeited where a spill is caused by a shipowner’s intentional or reckless conduct. Certain states jurisdictions have ratified the IMO’s Protocol of 1996 to the 1976 Convention, referred to herein as the Protocol of 1996. The Protocol of 1996 provides for substantially higher liability limits in those jurisdictions than the limits set forth in the 1976 Convention. Finally, some jurisdictions are not a party to either the 1976 Convention or the Protocol of 1996, and, therefore, a shipowner’s rights to limit liability for maritime pollution in such jurisdictions may be uncertain.

In some areas of regulation the EU has introduced new laws without attempting to procure a corresponding amendment of international law. Notably it adopted in 2005 a directive on ship-source pollution, imposing criminal sanctions for pollution not only where this is caused by intent or recklessness (which would be an offence under the International Convention for the Prevention of Pollution from Ships, or MARPOL), but also where it is caused by “serious negligence”. The directive could therefore result in criminal liability being incurred in circumstances where it would not be incurred under international law. Experience has shown that in the emotive atmosphere often associated with pollution incidents, retributive attitudes towards ship interests have found expression in negligence being alleged by prosecutors and found by courts on grounds which the international maritime community has found hard to understand. Moreover, there is skepticism that the notion of “serious negligence” is likely to prove any narrower in practice than ordinary negligence. Criminal liability for a pollution incident could not only result in us incurring substantial penalties or fines, but may also, in some jurisdictions, facilitate civil liability claims for greater compensation than would otherwise have been payable.

We expect to maintain insurance coverage for each owned vessel in our fleet against pollution liability risks in the amount of $1.0 billion in the aggregate for any one event. The insured risks would include penalties and fines as well as civil liabilities and expenses resulting from accidental pollution. However, this insurance coverage may be subject to exclusions, deductibles and other terms and conditions. If any liabilities or expenses fall within an exclusion from coverage, or if damages from a catastrophic incident exceed the aggregate liability of $1.0 billion for any one event, our cash flow, profitability and financial position would be adversely impacted.

We are subject to vessel security regulations and we incur costs to comply with adopted regulations. We may be subject to costs to comply with similar regulations that may be adopted in the future in response to terrorism.

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002, or MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to the International Convention for the Safety of Life at Sea, or SOLAS, created a new chapter of the convention dealing specifically with maritime security. The new chapter went into effect in July 2004, and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the International Ship and Port Facilities Security (ISPS) Code. Among the various requirements are:

•	on-board installation of automatic information systems, or AIS, to enhance vessel-to-vessel and vessel-to-shore communications;

•	on-board installation of ship security alert systems;

•	the development of vessel security plans; and

•	compliance with flag state security certification requirements.

The U.S. Coast Guard regulations, intended to be aligned with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels have on board a valid International Ship Security Certificate (ISSC) that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. We will implement the various security measures addressed by the MTSA, SOLAS and the ISPS Code and take measures for any vessels we may acquire or charter to attain compliance with all applicable security requirements within the prescribed time periods. Although management does not believe these additional requirements will have a material financial impact on our operations, there can be no assurance that there will not be an interruption in operations to bring vessels into compliance with the applicable requirements and any such interruption could cause a decrease in charter revenues. Furthermore, additional security measures could be required in the future that could have significant financial impact on us.

If our vessels call on ports located in countries that are subject to restrictions imposed by the U.S. government, that could adversely affect our reputation and the market for our common stock.

From time to time, vessels in our fleet may call on ports located in countries subject to sanctions and embargoes imposed by the U.S. government and countries identified by the U.S. government as state sponsors of terrorism. Although these sanctions and embargoes may not prevent our vessels from making calls to ports in these countries, potential investors could view such port calls negatively, which could adversely affect our reputation and the market for our common stock. Investor perception of the value of our common stock may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

International shipping is subject to various security and customs inspections and related procedures in countries of origin and destination. Inspection procedures can result in the seizure of contents of vessels, delays in the loading, offloading or delivery and the levying of customs, duties, fines and other penalties.

It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our future customers and may, in certain cases, render the shipment of certain types of cargo impractical. Any such changes or developments may have a material adverse effect on our business, financial condition, and results of operations.

A failure to pass inspection by classification societies could result in any vessels we may acquire becoming unemployable unless and until they pass inspection, resulting in a loss of revenues from such vessels for that period and a corresponding decrease in operating cash flows.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and with SOLAS. A vessel must undergo an annual survey, an intermediate survey and a special survey. In lieu of a Special Survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be dry-docked every two to three years for inspection of the underwater parts of such vessel. If any of our vessels fail any annual survey, intermediate survey, or special survey, the vessel may be unable to trade between ports and, therefore, would be unemployable, potentially causing a negative impact on our revenues due to the loss of revenues from such vessel until it was able to trade again.

The operation of ocean-going vessels entails the possibility of marine disasters including damage or destruction of a vessel due to accident, the loss of a vessel due to piracy, terrorism or political conflict, damage or destruction of cargo and similar events that are inherent operational risks of the tanker industry may cause a loss of revenue from affected vessels and damage our business reputation and condition, which may in turn lead to loss of business.

The operation of ocean-going vessels entails certain inherent risks that may adversely affect our business and reputation, including:

•	damage or destruction of vessel due to marine disaster such as a collision;

•	the loss of a vessel due to piracy and terrorism;

•	cargo and property losses or damage as a result of the foregoing or less drastic causes such as human error, mechanical failure and bad weather;

•	environmental accidents as a result of the foregoing; and

•	business interruptions and delivery delays caused by mechanical failure, human error, acts of piracy, war, terrorism, political action in various countries, labor strikes or adverse weather conditions.

Any of these circumstances or events could substantially increase our costs. For instance, if any vessels we may acquire or charter suffer damage, they may need to be repaired at a dry-docking facility. The costs of dry-dock repairs are unpredictable and can be substantial. We may have to pay dry-docking costs that insurance does not cover. The loss of earnings while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, could decrease our revenues and earnings substantially, particularly if a number of vessels are damaged or dry-docked at the same time. The involvement of any vessels we may acquire or charter in a disaster or delays in delivery or damages or loss of cargo may harm our reputation as a safe and reliable vessel operator and cause us to lose business. Our vessels could be arrested by maritime claimants, which could result in the interruption of business and decrease revenue and lower profitability.

Crew members, tort claimants, claimants for breach of certain maritime contracts, vessel mortgagees, suppliers of goods and services to a vessel, shippers of cargo and other persons may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages, and in many circumstances a maritime lien holder may enforce its lien by “arresting” a vessel through court processes. Additionally, in certain jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest not only the vessel with respect to which the claimant’s lien has arisen, but also any “associated” vessel owned or controlled by the legal or beneficial owner of that vessel. If any vessel ultimately owned and operated by us is “arrested,” this could result in a material loss of revenues, or require us to pay substantial amounts to have the “arrest” lifted.

The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.

We expect that our vessels will call in ports in South America and other areas where smugglers attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent our vessels are found with contraband, whether inside or attached to the hull of our vessel and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims which could have an adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

Acts of piracy on ocean-going vessels have increased recently in frequency and magnitude, which could adversely affect our business.

The shipping industry has historically been affected by acts of piracy in regions such as the South China Sea and the Gulf of Aden. Beginning in 2008 and continuing through 2009, acts of piracy saw a steep rise, particularly off the coast of Somalia in the Gulf of Aden. One of the most significant examples of the increase in piracy came in November 2008 when the M/V Sirius Star, a crude oil tanker that was not affiliated with us, was captured by pirates in the Indian Ocean while carrying crude oil estimated to be worth approximately $100 million. Additionally, in December 2009, the M/V Navios Apollon, a vessel owned by our affiliate, Navios Partners, was seized by pirates 800 miles off the coast of Somalia while transporting fertilizer from Tampa, Florida to Rozi, India. The Navios Apollon was released on February 27, 2010. If these piracy attacks result in regions (in which our vessels are deployed) being characterized by insurers as “war risk” zones or Joint War Committee (JWC) “war and strikes” listed areas, premiums payable for such insurance coverage could increase significantly and such insurance coverage may be more difficult to obtain. Crew costs, including those due to employing onboard security guards, could increase in such circumstances. In addition, while we believe the charterer would remain liable for charter payments when a vessel is seized by pirates, the charterer could dispute this and withhold charter hire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and it is therefore entitled to cancel the charter party, a claim that we would dispute. The target business may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, detention hijacking as a result of an act of piracy against any of our vessels or vessels we charter, or an increase in cost, or unavailability of insurance for any of our vessels or vessels we charter, could have a material adverse impact on our business, financial condition, results of operations and cash flows. Acts of piracy on ocean-going vessels have recently increased in frequency, which could adversely affect our business.

Terrorist attacks, increased hostilities or war could lead to further economic instability, increased costs and disruption of our business.

Terrorist attacks, such as the attacks in the United States on September 11, 2011 and the United States’ continuing response to these attacks, the attacks in London on July 7, 2005, as well as the threat of future terrorist attacks, continue to cause uncertainty in the world financial markets, including the energy markets. The continuing conflicts in Iraq and Afghanistan and other current and future conflicts, may adversely affect our business, operating results, financial condition, ability to raise capital and future growth. Continuing hostilities in the Middle East may lead to additional armed conflicts or to further acts of terrorism and civil disturbance in the United States or elsewhere, which may contribute further to economic instability.

In addition, oil facilities, shipyards, vessels, pipelines and oil and gas fields could be targets of future terrorist attacks. Any such attacks could lead to, among other things, bodily injury or loss of life, vessel or other property damage, increased vessel operational costs, including insurance costs, and the inability to transport oil and other refined products to or from certain locations. Terrorist attacks, war or other events beyond our control that adversely affect the distribution, production or transportation of oil and other refined products to be shipped by us could entitle our customers to terminate our charter contracts, which would harm our cash flow and our business.

Terrorist attacks on vessels, such as the October 2002 attack on the M/V Limburg, a very large crude carrier not related to us, may in the future also negatively affect our operations and financial condition and directly impact vessels we acquire or our customers. Future terrorist attacks could result in increased volatility and turmoil in the financial markets in the United States and globally. Any of these occurrences could have a material adverse impact on our revenues and costs.

Governments could requisition vessels of a target business during a period of war or emergency, resulting in a loss of earnings.

A government could requisition a business’ vessels for title or hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although a target business would be entitled to compensation in the event of a requisition of any of its vessels, the amount and timing of payment would be uncertain.

Disruptions in world financial markets and the resulting governmental action in the United States and in other parts of the world could have a material adverse impact on our ability to obtain financing required to acquire vessels or new businesses. Furthermore, such a disruption would adversely affect our results of operations, financial condition and cash flows, causing the market price of our common stock to decline.

The United States and other parts of the world are exhibiting deteriorating economic trends and are currently in a recession. For example, the credit markets worldwide and in the U.S. have experienced significant contraction, de-leveraging and reduced liquidity, and the U.S. federal government, state governments and foreign governments have implemented and are considering a broad variety of governmental action and/or new regulation of the financial markets. Securities and futures markets and the credit markets are subject to comprehensive statutes, regulations and other requirements. The SEC, other regulators, self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies, and may effect changes in law or interpretations of existing laws. Recently, a number of financial institutions have experienced serious financial difficulties and, in some cases, have entered bankruptcy proceedings or are in regulatory enforcement actions. The uncertainty surrounding the future of the credit markets in the U.S. and the rest of the world has resulted in reduced access to credit worldwide. Due to the fact that we would possibly cover all or a portion of the cost of any new vessel acquisition with debt financing, such uncertainty could hamper our ability to finance such acquisitions.

We could face risks attendant to changes in economic environments, changes in interest rates, and instability in certain securities markets, among other factors. Major market disruptions and the current adverse changes in market conditions and regulatory climate in the U.S. and worldwide could adversely affect a target business or impair our ability to borrow amounts under any future financial arrangements. The current market conditions may last longer than we anticipate. These recent and developing economic and governmental factors could have a material adverse effect on our results of operations, financial condition or cash flows and could cause the price of our common stock to decline significantly.

Because international tanker companies often generate most or all of their revenues in U.S. dollars but incur a portion of their expenses in other currencies, exchange rate fluctuations could cause us to suffer exchange rate losses, thereby increasing expenses and reducing income.

Although our operations may expose us to certain levels of foreign currency risk, our transactions may be predominantly U.S. dollar-denominated. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Expenses incurred in foreign currencies against which the U.S. dollar falls in value can increase, decreasing our income. For example, for the year ended December 31, 2009, the value of the U.S. dollar decreased by approximately 2.7% as compared to the Euro. A greater percentage of our transactions and expenses in the future may be denominated in currencies other than U.S. dollar. As part of our overall risk management policy, we will attempt to hedge these risks in exchange rate fluctuations from time to time. We may not always be successful in such hedging activities and, as a result, our operating results could suffer as a result of un-hedged losses incurred as a result of exchange rate fluctuations.

Navios Holdings has limited recent experience in the crude oil, product and chemical tanker sectors.

Navios Holdings, the entity whose subsidiary provides the management and commercial brokerage of our fleet, is a vertically-integrated seaborne shipping and logistics company with over 55 years of operating history in the shipping industry. Other than with respect to limited South American operations, Navios Holdings has limited recent experience in the crude oil, chemical and product tanker sectors.
Such limited experience could cause Navios Holdings to make an error in judgment that a more experienced operator in the sector might not make. If Navios Holdings’ management is not able to properly assess or ascertain a particular aspect of the crude oil, product or chemical tanker sectors, it could have a material adverse affect on our operations.

Risks Related to the Recent Acquisition of the VLCC Vessels
The indemnity may be inadequate to cover any damages.
     The Securities Purchase Agreement for the VLCC vessels has a cap on indemnity obligations, subject to certain exceptions, of $58.7 million. Although we have done substantial due diligence with respect to the acquisition, there can be no assurance that there will not be undisclosed liabilities or other matters not discovered in the course of such due diligence and the $58.7 million indemnity may be inadequate to cover these or other damages related to breaches of such agreement. In addition, as there will only be $8 million in escrow, it may be difficult to enforce an arbitration award for any damages in excess of such amount.
A large proportion of the revenue from the acquired vessels is derived from a Chinese state-owned company, and changes in the economic and political environment in China or in Chinese relations with other countries could adversely affect our ability to continue this customer relationship.
     DOSCO, a wholly-owned subsidiary of the Chinese state-owned COSCO, charters four of the seven acquired vessels (including the newbuilding). Changes in political, economic and social conditions or other relevant policies of the Chinese government, such as changes in laws, regulations or export and import restrictions, could restrict DOSCO’s ability to continue its relationship with us. If DOSCO becomes unable to perform under its charter agreements with us, we could suffer a loss of revenue that could materially adversely affect our business, financial condition, and results of operations. In addition, we may have limited ability in Chinese courts to enforce any awards for damages that we may suffer if DOSCO were to fail to perform its obligations under our charter agreements.
The loss of one or more of the customers of the acquired vessels or other failure to perform under our charter agreements could adversely affect our financial performance and breaches of the charters may be difficult to enforce.
     The loss of any of the customers of the acquired vessels, a customer’s failure to perform under any of the applicable charters, a customer’s termination of any of the applicable charters, the loss of any of the acquired vessels or a decline in payments under the charters could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends. In addition, the charterers of the acquired vessels are based in, and have their primary assets and operations in, the Asia-Pacific region, including the People’s Republic of China. The charter agreements for the acquired vessels are governed by English law and provide for dispute resolution in English courts or London-based arbitral proceedings. There can be no assurance that we would be able to enforce any judgments against these charterers in jurisdictions where they are based or have their primary assets and operations.
The acquired vessels may be subject to unbudgeted periods of off-hire, which could materially adversely affect our business, financial condition and results of operations.
     Under the terms of the charter agreements under which the acquired vessels operate, or are expected to operate in the case of the newbuilding, when a vessel is “off-hire,” or not available for service or otherwise deficient in its condition or performance, the charterer generally is not required to pay the hire rate, and we will be responsible for all costs (including the cost of bunker fuel) unless the charterer is responsible for the circumstances giving rise to the lack of availability. A vessel generally will be deemed to be off-hire if there is an occurrence preventing the full working of the vessel due to, among other things:
•	operational deficiencies;

•	the removal of a vessel from the water for repairs, maintenance or inspection, which is referred to as drydocking;

•	equipment breakdowns;

•	delays due to accidents or deviations from course;

•	occurrence of hostilities in the vessel’s flag state or in the event of piracy;

•	crewing strikes, labor boycotts, certain vessel detentions or similar problems; or

•	our failure to maintain the vessel in compliance with its specifications, contractual standards and applicable country of registry and international regulations or to provide the required crew.
     For example, in February 2009, the vessel Shinyo Kannika was involved in a collision with another vessel off the coast of Singapore. Shinyo Kannika required extensive repairs for damage sustained to its hull in the collision and its classification society required that it undergo an unscheduled hull survey. The repairs and the survey resulted in the vessel being off-hire for 24.4 days during which the vessel’s owner did not receive payments under the vessel’s charter agreement. Any future unbudgeted and sustained periods of off-hire could have a material adverse effect on our business, financial condition and results of operations.
One of the vessels is subject to a mutual sale provision between the Vessel-Owning Subsidiary that owns the vessel and the charterer of the vessel, which, if exercised, could reduce the size of our fleet and reduce our future revenue.
     Shinyo Ocean is subject to a mutual sale provision whereby we or the charterer can request the sale of the vessel provided that a price can be obtained that is at least $3,000,000 greater than the agreed depreciated value of the vessel as set forth in the charter agreement. If this provision is exercised, we may not be able to obtain a replacement vessel for the price at which the vessel is sold. In such a case, the size of our fleet would be reduced and we may experience a reduction in our future revenue.
We rely on our technical managers to provide essential services to the acquired vessels and run the day-to-day operations of the acquired vessels.
     Pursuant to technical management agreements, the current technical managers provide services essential to the business of our vessels, including vessel maintenance, crewing, purchasing, shipyard supervision, insurance and assistance with vessel regulatory compliance. The current technical manager of the VLCC vessels, an affiliate of the seller of such vessels, is a technical ship management company that has provided technical management to the acquired VLCC vessels prior to the consummation of the acquisition, and will continue to provide such services under a subcontract with a subsidiary of our affiliate, Navios Maritime Holdings Inc., (“Navios Holdings”) for the approximately six month period subsequent to the closing of the acquisition, after which, it is anticipated that the technical management will be provided directly by a subsidiary of our affiliate, Navios Holdings. In the event Navios Holdings does not obtain the required vetting approvals, it will not be able to take over technical management. Our operational success and ability to execute our strategy will depend significantly upon the satisfactory performance of these services by the current technical manager, and, subsequently, by the Navios Holdings’ subsidiary. The failure of either of these technical managers to perform these services satisfactorily and/or the failure of the Navios Holdings’ subsidiary to garner the approval necessary to become our technical manager could have a material adverse effect on our business, financial condition and results of operations.
We will not be able to take advantage of favorable opportunities in the spot market or sales opportunities with respect to the acquired vessels that are employed on long-term time charters.
     The six on-the-water acquired vessels are contractually committed to time charters, with the remaining terms of these charters expiring during the period from and including 2014 through 2025. The acquired newbuilding is expected to operate on a charter that expires during 2026. Although time charters generally provide reliable revenue, they will also limit the portion of our fleet available for spot market voyages. We are not permitted to unilaterally terminate the charter agreements of the acquired vessels due to upswings in the tanker industry cycle, when spot market voyages might be more profitable. We may also decide to sell a vessel in the future. In such a case, should we sell a vessel that is committed to a long-term charter, we may not be able to realize the full charter free fair market value of the vessel during a period when spot market charters are more profitable than the charter agreement under which the vessel operates. We may re-charter the acquired vessels on long-term charters or charter them in the spot market upon expiration or termination of the vessels’ current charters. If we are not able to employ the acquired vessels profitably under time charters or in the spot market, our results of operations and operating cash flow may suffer.
The profit sharing provisions in the acquired vessels’ charter agreements may have an adverse impact on the stability of our cash flows and operating results.
     The charter agreements under which four of the six on-the-water acquired vessels operate and under which the acquired newbuilding that is scheduled for delivery in June 2011 will operate provide us with the opportunity to earn additional revenue through profit share provisions when spot rates are high relative to our base rates. These profit share provisions, in tandem with the cyclical nature of the tanker industry, may result in periodically large fluctuations in our cash flows and operating results. The profit share provisions in our charter agreements could increase the volatility of our operating results and cash flows.
Future increases in vessel operating expenses could adversely affect our business, financial condition and results of operation.
     Under our time charter agreements, the charterer is responsible for substantially all of the voyage expenses, including port and canal charges and fuel costs and we are generally responsible for vessel operating expenses. Vessel operating expenses are the costs of operating a vessel, primarily consisting of crew wages and associated costs, insurance premiums, management fees, lubricants and spare parts and repair and maintenance costs. We receive a daily rate for the use of our vessels, which is fixed through the term of the applicable charter agreement. Our charter agreements do not provide for any increase in the daily hire rate in the event that vessel operating expenses increase during the term of the charter agreement. The charter agreements for the six on-the-water acquired vessels expire during the period from and including 2014 through 2025 and the acquired newbuilding is expected to operate under a charter agreement that expires in 2026. Because of the long-term nature of these charter agreements, incremental increases in our vessel operating expenses over the term of a charter agreement will effectively reduce our operating income and, if such increases in operating expenses are significant, adversely effect our business, financial condition and results of operations.

Risks Related to Our Common Stock and Capital Structure

We are incorporated in the Republic of the Marshall Islands, a country that does not have a well-developed body of corporate law, which may negatively affect the ability of public stockholders to protect their interests.

Our corporate affairs are governed by our amended and restated articles of incorporation and bylaws, and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Stockholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, public stockholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling stockholders than would stockholders of a corporation incorporated in a United States jurisdiction.

We are incorporated under the laws of the Marshall Islands and our directors and officers are non-U.S. residents, and although you may bring an original action in the courts of the Marshall Islands or obtain a judgment against us, our directors or our management based on U.S. laws in the event you believe your rights as a stockholder have been infringed, it may be difficult to enforce judgments against us, our directors or our management.

We are incorporated under the laws of the Republic of the Marshall Islands, and all of our assets are located outside of the United States. Our business will be operated primarily from our offices in Athens, Greece. In addition, our directors and officers, following the closing, will be non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or the assets of our directors and officers. Although you may bring an original action against us, our affiliates or any expert named in this proxy statement in the courts of the Marshall Islands based on U.S. laws, and the courts of the Marshall Islands may impose civil liability, including monetary damages, against us, its affiliates or any expert named in this proxy statement for a cause of action arising under Marshall Islands law, it may impracticable for you to do so given the geographic location of the Marshall Islands.

Anti-takeover provisions in our amended and restated articles of incorporation could make it difficult for our stockholders to replace or remove our current board of directors or could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock.

Several provisions of our amended and restated articles of incorporation and bylaws could make it difficult for our stockholders to change the composition of our board of directors in any one year, preventing them from changing the composition of our management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable. These provisions include those that:

•	authorize our board of directors to issue “blank check” preferred stock without stockholder approval;

•	provide for a classified board of directors with staggered, three-year terms;

•	require a super-majority vote in order to amend the provisions regarding our classified board of directors with staggered, three-year terms; and

•	prohibit cumulative voting in the election of directors;

These anti-takeover provisions could substantially impede the ability of stockholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.

We may have to pay tax on United States source income, which would reduce our earnings.

Under the U.S. Internal Revenue Code (the “Code”), 50% of the gross shipping income of a vessel-owning or chartering corporation, such as us and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as U.S.-source shipping income and such income is subject to a 4% U.S. federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the treasury regulations promulgated thereunder (“Treasury Regulations”). In general, the exemption from U.S. federal income taxation under Section 883 of the Code provides that if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury Regulations, it will not be subject to the net basis and branch profit taxes or the 4% gross basis tax described below on its U.S.-Source International Transportation Income.

We expect that we and each of our vessel-owning subsidiaries will qualify for this statutory tax exemption and we will take this position for U.S. federal income tax return reporting purposes. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and thereby become subject to U.S. federal income tax on our U.S.-source income.

If we or our vessel-owning subsidiaries are not entitled to this exemption under Section 883 for any taxable year, we or our subsidiaries would be subject for those years to a 4% U.S. federal income tax on its U.S.-source shipping income. The imposition of this taxation could have a negative effect on our business and would result in decreased earnings.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders.

We will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of its assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct or a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. stockholders of a PFIC may be subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based upon our projected income, assets and activities, we expect that we will be treated for United States federal income tax purposes as a PFIC for the 2010 taxable year (we were treated as a PFIC for the 2008 and 2009 taxable years), though we do not expect to be treated as a PFIC for the 2011 and subsequent taxable years. Commencing in 2010, we intend to treat the gross income we will derive or will be deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we intend to take the position that its income from its time chartering activities does not constitute “passive income,” and the assets that it will own and operate in connection with the production of that income do not constitute passive assets. There is, however, no direct legal authority under the PFIC rules addressing our proposed method of operation. In addition, we have not received an opinion of counsel with respect to these issues. Accordingly, no assurance can be given that the U.S. Internal Revenue Service, or the IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC in future years. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of its operations. For example, if we were treated as earning rental income from its chartering activities rather than services income, we would be treated as a PFIC.

Under the PFIC rules, unless U.S. Holders of our common stock make timely elections available under the Code (which elections could in each case have adverse consequences for such stockholders), such stockholders would be liable to pay U.S. federal income tax at the then highest income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common stock, as if the excess distribution or gain had been recognized ratably over the stockholder’s holding period of our common stock. If we are treated as a PFIC for any taxable year during the holding period of a U.S. Holder (we expect that we will be treated as a PFIC for the 2008, 2009 and 2010 taxable years, but not for future years), unless the U.S. Holder makes a QEF election for the first taxable year in which they hold the stock and in which we are a PFIC, or makes the mark-to-market election, we will continue to be treated as a PFIC for all succeeding years during which the U.S. Holder is treated as a direct or indirect U.S. Holder even if we are not a PFIC for such years. A U.S. Holder is encouraged to consult their tax adviser with respect to any available elections that may be applicable in such a situation. In addition, U.S. Holders should consult their tax advisers regarding the IRS information reporting and filing obligations that may arise as a result of the ownership of shares in a PFIC.

Since we are a foreign private issuer, we are not subject to certain SEC regulations that companies incorporated in the United States would be subject to.

We are a “foreign private issuer” within the meaning of the rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States public companies including:

•	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission, or the SEC, of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•	the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction (i.e., a purchase and sale, or sale and purchase, of the issuer’s equity securities within less than six months).

Because of these exemptions, our stockholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

We may choose to redeem our outstanding warrants included in the units sold in our initial public offering at a time that is disadvantageous to our warrant holders.

We may redeem the warrants issued as part of our units sold in our initial public offering at any time after the warrants become exercisable in whole and not in part, at a price of $0.01 per warrant, upon a minimum of 30 days’ prior written notice of redemption, if and only if, the last sales price of our common stock equals or exceeds $13.75 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption; provided, however, a current registration statement under the Securities Act of 1933, as amended (the “Securities Act”) relating to the shares of our common stock underlying the warrants is then effective. Redemption of the warrants could force the warrant holders: (i) to exercise the warrants and pay the exercise price therefore at a time when it may be disadvantageous for the holders to do so; (ii) to sell the warrants at the then-current market price when they might otherwise wish to hold the warrants; or (iii) to accept the nominal redemption price that, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants. We may not redeem any warrant if it is not exercisable.

Registration rights held by our initial stockholders may have an adverse effect on the market price of our common stock.

Our initial stockholders are entitled to demand that we register the resale of their shares purchased prior to our initial public offering and the shares of common stock underlying their founding warrants at any time after they are released from escrow, which, except in limited circumstances, will not be before May 28, 2011, the first year anniversary of the consummation of our initial vessel acquisition. If such stockholders exercise their registration rights with respect to all of their shares, there will be an additional 6,325,000 shares of common stock eligible for trading in the public market. In addition, Navios Holdings, which purchased sponsor units and sponsor warrants in our private placement in June 2008, is entitled to demand the registration of the securities underlying the 6,325,000 sponsor units (12,650,000 shares of common stock after giving effect to recent exercise of the 6,325,000 sponsor warrants underlying the sponsor units) and 7,600,000 sponsor warrants, which have been exercised into 7,600,000 shares of common stock, at any time. If all of these stockholders exercise their registration rights with respect to all of their shares of common stock, there will be an additional 20,250,000 shares of common stock eligible for trading in the public market. The presence of these additional shares may have an adverse effect on the market price of our common stock.

Risks Related to Our Indebtedness

We may not be able to secure our debt financing, which may affect our ability to make payments on the vessels pursuant to the Acquisition Agreement.

Our ability to borrow amounts under the Credit Agreements will be subject to the satisfaction of customary conditions precedent and compliance with terms and conditions included in the loan documents, and to circumstances that may be beyond our control such as world events, economic conditions, the financial standing of the bank or its willingness to lend to shipping companies such as us. Prior to each drawdown, we will be required, among other things, to provide our Lenders with satisfactory evidence that certain conditions precedent have been met. To the extent that we are not able to satisfy these requirements, including as a result of a decline in the value of our vessels, we may not be able to draw down the full amount under our credit facility without obtaining a waiver or consent from the respective lenders.

Servicing debt will limit funds available for other purposes, including capital expenditures and payment of dividends.

We may incur up to $844.3 million of indebtedness in connection with our investments. We are required to dedicate a portion of our cash flow from operations to pay the interest on our debt. These payments limit funds otherwise available for working capital expenditures and other purposes, including payment of dividends. We have not yet determined whether to purchase additional vessels or incur debt in the near future for additional vessel acquisitions. If we are unable to service our debt, it could have a material adverse effect our financial condition and results of operations.

We are highly leveraged and may incur substantial additional debt, which could adversely affect our financial health and our ability to obtain financing in the future, react to changes in our business and make debt service payments.

As a result of our recent investments, we are highly leveraged. We may incur up to $844.3 million of indebtedness in connection with our investments. We may also increase the amount of our indebtedness in the future. The terms of the Credit Agreements do not prohibit us from doing so. Our high level of indebtedness could have important consequences to stockholders.

Because we are highly leveraged:

•	our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, vessel or other acquisitions or general corporate purposes may be impaired in the future;

•	if new debt is added to our debt levels after the vessel acquisition, the related risks that we now face would increase and we may not be able to meet all of our debt obligations;

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes, and there can be no assurance that our operations will generate sufficient cash flow to service this indebtedness;

•	we will be exposed to the risk of increased interest rates because our borrowings under the Credit Agreements will be at variable rates of interest;

•	it may be more difficult for us to satisfy our obligations to our Lenders, resulting in possible defaults on and acceleration of such indebtedness;

•	we may be more vulnerable to general adverse economic and industry conditions;

•	we may be at a competitive disadvantage compared to our competitors with less debt or comparable debt at more favorable interest rates;

•	our ability to refinance indebtedness may be limited or the associated costs may increase; and

•	our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited, or we may be prevented from carrying out capital spending that is necessary or important to our growth strategy and efforts to improve operating margins or our business.

Highly leveraged companies are significantly more vulnerable to unanticipated downturns and set backs, whether directly related to their business or flowing from a general economic or industry condition, and therefore are more vulnerable to a business failure or bankruptcy. Accordingly, while we view our ability to obtain a high percentage of debt as a competitive advantage, it also heightens the risk of owning our securities.

If the recent volatility in LIBOR continues, it could affect our profitability, earnings and cash flow.

Amounts borrowed under our term loan facilities bear an average interest at a margin of 278 basis points above LIBOR. LIBOR has been volatile, with the spread between LIBOR and the prime lending rate widening significantly at times. These conditions are the result of the recent disruptions in the international credit markets. Because the interest rates borne by our outstanding indebtedness may fluctuate with changes in LIBOR, if this volatility were to continue, it could affect the amount of interest payable on our debt, which in turn, could have an adverse effect on our profitability, earnings and cash flow.

Furthermore, interest in most loan agreements in our industry has been based on published LIBOR rates. Recently, however, lenders have insisted on provisions that entitle the lenders, in their discretion, to replace published LIBOR as the base for the interest calculation with their cost-of-funds rate. Such provisions could significantly increase our lending costs, which would have an adverse effect on our profitability, earnings and cash flow.

Risks Related to Our Relationship with Navios Holdings and Its Affiliates

Navios Holdings may compete directly with us, causing certain officers to have a conflict of interest.

Angeliki Frangou and Ted C. Petrone are each officers and/or directors of both Navios Holdings and Navios Acquisition. We operate in the product and chemical tanker sectors of the shipping industry, and although Navios Holdings does not currently operate in those sectors, there is no assurance it will not enter them. If it does, we may compete directly with Navios Holdings for business opportunities. Although we have entered into the Acquisition Omnibus Agreement with Navios Holdings and Navios Partners, in which Navios Holdings has granted us a right of first refusal with respect to Liquid Shipment Vessels, we cannot assure you that Navios Holdings will comply with this agreement.

Navios Holdings, Navios Partners and Navios Acquisition share certain officers and directors who may not be able to devote sufficient time to our affairs, which may affect our ability to conduct operations and generate revenues.

Angeliki Frangou and Ted C. Petrone are each officers and/or directors of both Navios Holdings and Navios Acquisition, and Ms. Frangou is an officer and director of Navios Partners. As a result, demands for our officers’ time and attention as required from Navios Acquisition, Navios Partners and Navios Holdings may conflict from time to time and their limited devotion of time and attention to our business may hurt the operation of our business.

We are dependent on a subsidiary of Navios Holdings for the technical and commercial management of our fleet.

As we subcontract the technical and commercial management of our fleet, including crewing, maintenance and repair, to a subsidiary of Navios Holdings, the loss of services of or the failure of such subsidiary to perform could materially and adversely affect the results of our operations. Although we may have rights against Navios Holdings’ subsidiary if it defaults on its obligations to us, you will have no recourse directly against it. Further, we expect that we will need to seek approval from our respective lenders to change our commercial and technical managers.

We outsource the management and commercial brokerage of our fleet to a subsidiary of Navios Holdings, which may create conflicts of interest.

We outsource the management and commercial brokerage of our fleet to a subsidiary of Navios Holdings, our principal corporate stockholder. Navios Holdings, and companies affiliated with Navios Holdings, own and acquire vessels that compete with our fleet. Navios Holdings has responsibilities and relationships to owners other than Navios Acquisition that could create conflicts of interest between us and Navios Holdings. These conflicts may arise in connection with the chartering of the vessels in our fleet versus carriers managed by Navios Holdings’ subsidiary or other companies affiliated with Navios Holdings.
Navios Holdings, our affiliate and a greater than 5% holder of our common stock, Angeliki Frangou, our Chairman and Chief Executive Officer, and certain of our officers and directors collectively control a substantial interest in us, and, as a result, may influence certain actions requiring stockholder vote.
     Navios Holdings, our affiliate and a greater than 5% holder of our common stock, Angeliki Frangou, our Chairman and Chief Executive Officer, and certain of our officers and directors beneficially own 66.9% of our issued and outstanding shares of common stock (such percentage does not include warrant ownership), which permits them to influence the outcome of effectively all matters requiring approval by our stockholders at such time, including the election of directors and approval of significant corporate transactions.

Further, our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. If there is an annual meeting, as a consequence of our “staggered” board of directors, only a minority of the board of directors will be considered for election and our initial stockholders, because of their ownership position, will have considerable influence regarding the outcome of such election.

The loss of key members of our senior management team could disrupt the management of our business.
We believe that our success depends on the continued contributions of the members of our senior management team, including Ms. Angeliki Frangou, our Chairman and Chief Executive Officer. The loss of the services of Ms. Frangou or one of our other executive officers or senior management members could impair our ability to identify and secure new charter contracts, to maintain good customer relations and to otherwise manage our business, which could have a material adverse effect on our financial performance and our ability to compete.

The New York Stock Exchange may delist our securities from quotation on its exchange, which could limit your ability to trade our securities and subject us to additional trading restrictions.

Our securities are listed on the New York Stock Exchange (“NYSE”), a national securities exchange. Although we currently satisfy the NYSE minimum listing standards, which only requires that we meet certain requirements relating to stockholders’ equity, number of round-lot holders, market capitalization, aggregate market value of publicly held shares and distribution requirements, we cannot assure you that our securities will continue to be listed on NYSE in the future.

If NYSE delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	a limited amount of news and analyst coverage for us;

•	a decreased ability for us to issue additional securities or obtain additional financing in the future; and

•	limited liquidity for our stockholders due to thin trading.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words “believe”, “expect”, “anticipate”, “intends”, “estimate”, “forecast”, “project”, “plan”, “potential”, “will”, “may”, “should”, “expect” and similar expressions identify forward-looking statements.
     The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.
     In addition to these important factors and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies, fluctuations in currencies and interest rates, general market conditions, including fluctuations in charter hire rates and vessel values, changes in demand in the dry-bulk shipping industry, changes in the Company’s operating expenses, including bunker prices, dry docking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports filed by the Company with the Securities and Exchange Commission.
     We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

CAPITALIZATION
     The following table sets forth our capitalization at June 30, 2010:
(Expressed in Thousands of U.S. Dollars except share data)

June 30, 2010
Long-term debt	$158,986

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 21,603,601 shares issued and outstanding	2
Additional paid-in-capital	144,706
Accumulated Deficit	(2,207)

Total stockholders’ equity	142,501

Total capitalization	301,487

PRICE RANGE OF OUR SECURITIES
     Our common stock and warrants are currently traded on the New York Stock Exchange under the symbols “NNA” and “NNA.WS” respectively, and on September 9, 2010, the last reported sales prices of our common stock and warrants were $5.67 per share and $1.31 per share, respectively. We also have a current trading market for our units. One unit consists of one share of our common stock and one warrant, with each warrant entitling the holder to purchase one share of common stock at an exercise price of $7.00. Our units also trade on the New York Stock Exchange under the symbol “NNA.U”, and the last reported sales price of the units on September 9, 2010 was $8.31 per share.
     The following tables set forth, for the periods indicated, the reported high and low quoted closing prices per share of our units, common stock and warrants.

			Price Range		Price Range
	Price Range Units		Common Stock		Warrants
Year Ended	High	Low	High	Low	High	Low
December 31, 2009	$10.55	$8.61	$9.90	$8.57	$0.81	$0.16
December 31, 2008**	$10.20	$8.40	$9.40	$8.08	$1.05	$0.14

(b)	For the two most recent full financial years and any subsequent period: the high and low market prices for each financial quarter:

	Units		Common Stock		Warrants
Quarter Ended	High	Low	High	Low	High	Low
September 30, 2010 (through September 9, 2010)	$8.81	$8.31	$6.85	$5.64	$1.41	$1.00
June 30, 2010*	$11.54	$8.81	$9.95	$6.38	$1.58	$0.64
March 31, 2010	$10.32	$10.11	$9.90	$9.79	$0.68	$0.45
December 31, 2009	$10.55	$9.73	$9.90	$9.61	$0.76	$0.52
September 30, 2009	$10.05	$9.64	$9.60	$9.37	$0.81	$0.40
June 30, 2009	$9.47	$9.10	$9.36	$9.03	$0.48	$0.18
March 31, 2009	$9.20	$8.61	$9.07	$8.57	$0.20	$0.16
December 31, 2008	$9.20	$8.40	$8.70	$8.08	$0.44	$0.14

(c)	For the most recent six months: the high and low market prices for each month:

	Units		Common Stock		Warrants
Month Ended	High	Low	High	Low	High	Low
September 30, 2010 (through September 9, 2010)	$8.35	$8.31	$5.91	$5.67	$1.31	$1.31
August 31, 2010	$8.57	$8.56	$6.40	$5.64	$1.41	$1.29
July 31, 2010	$8.81	$8.57	$6.85	$5.82	$1.40	$1.00
June 30, 2010*	$9.10	$8.81	$6.84	$6.38	$1.24	$1.04
May 31, 2010	$11.54	$9.10	$9.78	$6.56	$1.40	$1.15
April 30, 2010	$11.54	$10.26	$9.95	$9.84	$1.58	$0.64
March 31, 2010	$10.30	$10.11	$9.87	$9.82	$0.68	$0.59

(*)	The Company completed its initial vessel acquisition on May 28, 2010. Prior to such date, the Company was not an operating company and, accordingly, prices prior to such date may not be meaningful.

(**)	Period beginning July 1, 2008.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 100,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of September 2, 2010, 40,015,654 shares of common stock were outstanding, held by eight holders of record. No shares of preferred stock are currently outstanding. As of September 2, 2010, 6,037,994 public warrants are outstanding.

Units

Public stockholders’ units

Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $7.00 per share.

Sponsor units

Our initial stockholders owned 6,325,000 sponsor units. Each sponsor unit consisted of one share of common stock and one warrant. As a result of the recently completed public warrant program and subsequent exercise in September 2010, of all the warrants underlying the sponsor units, were exercised and no longer exist.

Common stock

Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or conversion provisions applicable to the common stock.

Preferred stock

Our amended and restated articles of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue, nor have we issued as of the date of this report, any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Warrants issued as part of public units

Each warrant issued in connection with the initial public offering entitles the registered holder to purchase one share of our common stock at a price of $7.00 per share, subject to adjustment as discussed below. As a result of our recently completed warrant program, 19,262,006 warrants were exercised, and, as of September 2, 2010, 6,037,994 of the public warrants were outstanding.

The outstanding warrants will expire on June 25, 2013 at 5:00 p.m., Eastern Standard Time, or earlier upon redemption.

We may redeem the outstanding warrants at any time:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $13.75 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

In addition, we may not call the warrants for redemption unless the shares of common stock underlying the warrants purchased as part of the units in our initial public offering are covered by an effective registration statement and a current prospectus from the date of the call notice through the date fixed for redemption.
     The terms of our warrants, including the exercise price and the duration of the exercise period thereof, as well as any other term whose amendment may adversely affect the interest of the registered warrantholders, may be amended with the prior written consent of each of the underwriters of our initial public offering and the registered holders of a majority of the then-outstanding warrants.

We have established these criteria to provide warrant holders with a reasonable premium to the initial warrant exercise price as well as a reasonable cushion against a negative market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder shall then be entitled to exercise their warrant prior to the date scheduled for redemption; however, there can be no assurance that the price of the common stock will exceed the call trigger price or the warrant exercise price after the redemption call is made.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us.

If we call the warrants for redemption as described above, we will have the option to require all holders that exercise warrants thereafter to do so on a “cashless basis,” although the public stockholders are not eligible to do so at their own option. Otherwise, a public warrant may only be exercised for cash. In the event we choose to require a “cashless exercise,” each exercising holder must pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation or other similar event. However, the warrants will not be adjusted for issuances of common stock at a price below their exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement entered into in connection with the initial public offering, we agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value, the market for the warrants may be limited and the warrants may expire and be worthless.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Sponsor warrants

In a private placement prior to our initial public offering, we sold Navios Holdings 7,600,000 sponsor warrants, at $1.00 per warrant, to purchase 7,600,000 shares of our common stock at a per-share exercise price of $7.00. As a result of, and subsequent to, the recently completed public warrant program, all of the 7,600,000 sponsor warrants were exercised into 7,600,000 shares of common stock and no longer exist.

Registration Rights

Pursuant to a registration rights agreement between us and our initial stockholders entered into in connection with the initial public offering, the holders of the sponsor units (and the common stock and warrants comprising such units and the common stock issuable upon exercise of such warrants), the sponsor warrants (and the common stock issuable upon exercise of such warrants), the co-investment shares and any shares of common stock purchased pursuant to the limit orders described above are entitled to three demand registration rights, “piggy-back” registration rights and short-form resale registration rights, (which, in the case of the sponsor units, do not commence until November 24, 2010. We will bear the expenses incurred in connection with any such registration statements other than underwriting discounts or commissions for shares not sold by us.

Dividends

We have not paid any dividends on our common stock to date. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends is within the discretion of our board of directors. In addition, the terms of our Credit Agreements permit distribution of up to 50% of net profits without our lenders’ consent.

Transfer Agent and Warrant Agent

The transfer agent for Navios Acquisition’s securities and warrant agent for Navios Acquisition’s warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

USE OF PROCEEDS
     Unless we indicate otherwise in the applicable prospectus supplement, we currently intend to use the net proceeds from this offering for general corporate and working capital purposes.
     We have not determined the amounts we plan to spend for any particular purpose or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.
     We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.
THE SECURITIES WE MAY OFFER
     The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include information in the prospectus supplement, where applicable, about material United States federal income tax considerations, if any, relating to the securities, and the securities exchange, if any, on which the securities will be listed.
     We may sell from time to time, in one or more offerings:
•	common stock;

•	preferred stock;

•	warrants to purchase common stock; and/or

•	debt securities.
     This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.
COMMON STOCK
     Each share of common stock would entitle the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock would be entitled to receive ratably all dividends, if any, declared by the board of directors out of funds legally available for dividends. Holders of common stock would not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock, when issued, will be fully paid and non-assessable. The rights, preferences and privileges of holders of common stock will be subject to the rights of the holders of any shares of preferred stock which we may issue in the future.
PREFERRED STOCK
     The board of directors has the right, without the consent of holders of common stock, to designate and issue one or more series of preferred stock, which may be convertible into common stock at a ratio determined by the board. A series of preferred stock may bear rights superior to common stock as to voting, dividends, redemption, distributions in liquidation, dissolution, or winding up, and other relative rights and preferences. The board may set the following terms of any series preferred stock, and a prospectus supplement will specify these terms for each series offered:

•	the number of shares constituting the series and the distinctive designation of the series;

•	dividend rates, whether dividends are cumulative, and, if so, from what date; and the relative rights of priority of payment of dividends;

•	voting rights and the terms of the voting rights;

•	conversion privileges and the terms and conditions of conversion, including provision for adjustment of the conversion rate;

•	redemption rights and the terms and conditions of redemption, including the date or dates upon or after which shares may be redeemable, and the amount per share payable in case of redemption, which may vary under different conditions and at different redemption dates;

•	sinking fund provisions for the redemption or purchase of shares;

•	rights in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority of payment; and

•	any other relative powers, preferences, rights, privileges, qualifications, limitations and restrictions of the series.
     If, upon any voluntary or involuntary liquidation, dissolution or winding up of the company, the assets available for distribution to holders of preferred stock are insufficient to pay the full preferential amount to which the holders are entitled, then the available assets will be distributed ratably among the shares of all series of preferred stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect to each series.
     Holders of preferred stock will not be entitled to preemptive rights to purchase or subscribe for any shares of any class of capital stock of the corporation. The preferred stock will, when issued, be fully paid and nonassessable. The rights of the holders of preferred stock will be subordinate to those of our general creditors.
WARRANTS
     The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below.
General
     We may issue warrants for the purchase of common stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock and/or debt securities, and the warrants may be attached to or separate from these securities.
     We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus in an amount as required by applicable law. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.
     We will describe in the applicable prospectus supplement the terms of the series of warrants, including:
•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number if warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.
     Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:
•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.
Exercise of Warrants
     Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. EST on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
     Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent upon exercise of the warrants.
     Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.
Enforceability of Rights By Holders of Warrants
     Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.
DEBT SECURITIES
          The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.
          The debt securities we may offer and sell pursuant to this prospectus will be either senior debt securities or subordinated debt securities. We will issue the senior notes under the senior indenture, which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We use the term ''indentures’’ to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term ''debenture trustee’’ to refer to either the senior trustee or the subordinated trustee, as applicable.
          The following summaries of material provisions of any series of debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.
General
          We will describe in each prospectus supplement the following terms relating to a series of notes:
•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, the terms and who the depository will be;

•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be made;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion of any material or special United States federal income tax considerations applicable to the notes;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.
Conversion or Exchange Rights
          We will set forth in the prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common units or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common units or other securities of ours that the holders of the series of notes receive would be subject to adjustment.
Consolidation, Merger or Sale
          The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.
Events of Default under the Indenture
     The following are events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.
          If an event of default with respect to notes of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.
          The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any such waiver shall cure the default or event of default.
          Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the notes of that series, provided that:
•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.
          A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:
•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity, to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.
          These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.
          We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.
Modification of Indenture; Waiver
          We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:
•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.
          In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding notes affected:
•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

•	reducing the percentage of notes, the holders of which are required to consent to any amendment.
Discharge
          Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.
          In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.
Form, Exchange and Transfer
          We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series.
          At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.
          Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.
          We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.
          If we elect to redeem the notes of any series, we will not be required to:

•	issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.
Information Concerning the Debenture Trustee
          The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.
Payment and Paying Agents
          Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.
          We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.
          All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.
Governing Law
          The indentures and the notes will be governed by and construed in accordance with the laws of the Republic of Marshall Islands, except to the extent that the Trust Indenture Act is applicable.
Subordination of Subordinated Notes
          The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

LEGAL OWNERSHIP OF SECURITIES
     We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.
Book-Entry Holders
     We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.
     Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.
     As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.
Street Name Holders
     We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

     For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.
Legal Holders
     Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.
     For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass the payment or notice along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is the responsibility of the holders.
Special Considerations for Indirect Holders
     If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:
•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.
Global Securities
     A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.
     Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.
     A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.
     If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.
Special Considerations for Global Securities
     As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.
     If securities are issued only in the form of a global security, an investor should be aware of the following:
•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “Legal Ownership of Securities” above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.
Special Situations When a Global Security Will be Terminated
     In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.
     The global security will terminate when the following special situations occur:
•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.
     The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.
PLAN OF DISTRIBUTION
     We may sell the securities being offered hereby in one or more of the following ways from time to time:
•	through dealers or agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of such methods.
     We will set forth in a prospectus supplement the terms of the offering of securities, including:
•	the name or names of any agents, dealers or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.
     Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.
     We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.
     Certain persons that participate in the distribution of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in such securities, and the imposition of penalty bids, in connection with an offering. Certain persons may also engage in passive market making transactions as permitted by Rule 103 of Regulation M. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS
     Reeder & Simpson P.C., Marshall Islands counsel, will provide us with an opinion as to the legal matters in connection with the securities we are offering.
EXPERTS
     The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to the Annual Report on Form 20-F for the year ended December 31, 2009 have been so incorporated in reliance on the report of Rothstein Kass & Company, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
Government Filings
     As required by the Securities Act, we filed a registration statement on Form F-3 relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.
     We are subject to the informational requirements of the Exchange Act, applicable to foreign private issuers. We, as a “foreign private issuer”, are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we anticipate filing with the SEC, within 180 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also anticipate furnishing quarterly reports on Form 6-K containing unaudited interim financial information for the first three quarters of each fiscal year, within 75 days after the end of such quarter.
     You may read and copy any document we file or furnish with the SEC at reference facilities at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov.
     Documents may also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.
Information provided by the Company
     We will furnish holders of our common shares with annual reports containing audited financial statements and corresponding reports by our independent registered public accounting firm, and intend to furnish quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Operating and Financial Review and Prospects” section for the relevant periods. As a “foreign private issuer”, we are exempt from the rules under the Securities Exchange Act of 1934 prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rule of the NYSE, those proxy statements are not expected to conform to

Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition as a “foreign private issuer”, we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
     This prospectus is only part of a Registration Statement on Form F-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:
•	inspect a copy of the Registration Statement, including the exhibits and schedules,

•	without charge at the public reference room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC’s web site or our web site.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:
•	Annual Report on Form 20-F for the year ended December 31, 2009 filed on January 29, 2010;

•	Report on Form 6-K filed on April 8, 2010;

•	Report on Form 6-K filed on April 12, 2010;

•	Report on Form 6-K filed on April 26, 2010;

•	Report on Form 6-K filed on May 4, 2010;

•	Report on Form 6-K filed on May 24, 2010;

•	Report on Form 6-K filed on May 27, 2010;

•	Report on Form 6-K filed on June 4, 2010;

•	Report on Form 6-K filed on July 21, 2010;

•	Report on Form 6-K filed on July 22, 2010;

•	Report on Form 6-K filed on July 26, 2010;

•	Report on Form 6-K filed on July 27, 2010;

•	Report on Form 6-K filed on July 29, 2010;

•	Report on Form 6-K filed on August 6, 2010;

•	Report on Form 6-K filed on August 24, 2010;

•	Report on Form 6-K filed on September 2, 2010;

•	Report on Form 6-K filed on September 8, 2010; and

•	Report on Form 6-K filed on September 10, 2010.

•	The description of our common stock contained in our Form 8-A filed on June 19, 2008.

•	All subsequent reports on Form 20-F shall be deemed to be incorporated by reference into this prospectus and deemed to be a part hereof after the date of this prospectus but before the termination of the offering by this prospectus.

•	Our reports on Form 6-K furnished to the SEC after the date of this prospectus only to the extent that the forms expressly state that we incorporate them by reference in this prospectus.
     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:
Vasiliki (Villy) Papaefthymiou
Secretary
Navios Maritime Acquisition Corporation
85 Akti Miaouli Street
Piraeus, Greece 185 38
Telephone: (011) +30-210-4595000
ENFORCEABILITY OF CIVIL LIABILITIES AND
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     We are incorporated under the laws of the Republic of the Marshall Islands. A majority of the directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of the assets and the assets of the directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon Navios Acquisition or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against Navios Acquisition or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
     We have obtained directors’ and officers’ liability insurance against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Under our Amended and Restated Articles of Incorporation, our By-laws and under Section 60 of the Marshall Islands Business Corporations Act (“BCA”), we may indemnify anyone who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) whether civil, criminal, administrative or investigative, by reason of the fact that they are or were a director or officer of the corporation, or are or were serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.
     A limitation on the foregoing is the statutory proviso (also found in our By-laws) that, in connection with such action, suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was unlawful.
     Further, under Section 60 of the BCA and our By-laws, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that their conduct was unlawful.
     In addition, under Section 60 of the BCA and under our By-laws, a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that they are or were a director or officer of the corporation, or are or were serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may be made against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. Again, this is provided that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.
     Our By-laws further provide that any indemnification pursuant to the foregoing (unless ordered by a court) may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because they have met the applicable standard of conduct set forth above. Such determination may be made by the Board of Directors of the corporation by a majority vote of a quorum consisting of directors who were not parties to any action, suit or proceeding referred to in the foregoing instances, by independent legal counsel in a written opinion or by the shareholders of the corporation.
     Further, and as provided by both our By-laws and Section 60 of the BCA, when a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the foregoing instances, or in the defense of a related claim, issue or matter, they will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with such matter.
     Likewise, pursuant to our By-laws and Section 60 of the BCA, expenses (our By-laws specifically includes attorneys’ fees in expenses) incurred in defending a civil or criminal action, suit or proceeding by an officer or director may be paid in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that they are not entitled to indemnification. The By-laws further provide that with respect to other employees, such expenses may be paid on the terms and conditions, if any, as the Board may deem appropriate.
     Both Section 60 of the BCA and our By-laws further provide that the foregoing indemnification and advancement of expenses are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in their official capacity and/or as to action in another capacity while holding office.
     Under both Section 60 of the BCA and our By-laws, we also have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against them and incurred by them in such capacity, or arising out of their status as such, regardless of whether the corporation would have the power to indemnify them against such liability under the foregoing.
     Under Section 60 of the BCA (and as provided in our By-laws), the indemnification and advancement of expenses provided by, or granted under the foregoing continue with regard to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of their heirs, executors and administrators unless otherwise provided when authorized or ratified. Additionally, our By-Laws provide that no director or officer of the corporation will be personally liable to the corporation or any shareholder of the corporation for monetary damages for breach of fiduciary duty as a director or officer, provided that a director or officer’s liability will not be limited for any breach of the director’s or the officer’s duty of loyalty to the corporation or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director or officer derived an improper personal benefit.
     In addition to the above, our By-laws provide that references to us includes constituent corporations, and defines ‘‘other enterprises’’ to include employee benefit plans, ‘‘fines’’ to include excise taxes imposed on a person with respect to an employee benefit plan, and further defines the term ‘‘serving at the request of the corporation.’’
     Our Amended and Restated Articles of Incorporation set out a much abbreviated version of the foregoing.
     Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 9. EXHIBITS
     (a) Exhibits.

Exhibit
Number	Description of Document

5.1*	Opinion of Reeder & Simpson P.C. regarding legality of the shares being registered

23.1	Consent of Rothstein Kass & Company, P.C. (Filed herewith)

23.2	Consent of KPMG (Filed herewith)

23.3*	Consent of Reeder & Simpson P.C. (to be included in Exhibit 5.1 to this Registration Statement on Form F-3).

24.1	Power of Attorney (Included on signature page).

*	To be filed by amendment.
ITEM 10. UNDERTAKINGS
     The undersigned Registrant hereby undertakes:
     (a)
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, that paragraphs (a)1(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement. Provided however, that:
A.	Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.	Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
i.	If the registrant is relying on Rule 430B:
A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
     Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Piraeus, Greece on September 10, 2010.

NAVIOS MARITIME ACQUISITION CORPORATION
By:	/s/ Angeliki Frangou
	Name:	Angeliki Frangou
	Title:	Chairman and Chief Executive Officer

By:	/s/ Leonidas Korres
	Name:	Leonida Korres
	Title:	Chief Financial Officer

POWER OF ATTORNEY
     The registrant and each person whose signature appears below constitutes and appoints Angeliki Frangou and Vasiliki Papaefthymiou and each of them singly, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities indicated on September 10, 2010.

Signature	Title(s)	Date

/s/ Angeliki Frangou Angeliki Frangou	Chief Executive Officer (principal executive officer)	September 10, 2010

/s/ Leonidas Korres Leonidas Korres	Chief Financial Officer (principal financial and accounting officer)	September 10, 2010

/s/ Angeliki Frangou	Chairman of the Board	September 10, 2010
Angeliki Frangou

/s/ Ted C. Petrone	Director	September 10, 2010
Ted C. Petrone

/s/ Anna Kalathakis	Director	September 10, 2010
Anna Kalathakis

/s/ George Galatis	Director	September 10, 2010
George Galatis

/s/ John Koilalous	Director	September 10, 2010
John Koilalous

/s/ Brigitte Noury	Director	September 10, 2010
Brigitte Noury

/s/ Nikolaos Veraros	Director	September 10, 2010
Nikolaos Veraros